Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Burger King Holdings, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-138160 and No. 333-144592) on Form S-8 of Burger King Holdings, Inc. of our reports dated September 7, 2007, with respect to the consolidated balance sheets of Burger King Holdings, Inc. as of June 30, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2007 and the effectiveness of internal control over financial reporting as of June 30, 2007, which reports appear in the June 30, 2007 annual report on Form 10-K of Burger King Holdings, Inc. Our report refers to changes in the accounting for defined benefit pension and other postretirement plans, and a change in method of accounting for share-based payments in fiscal 2007.
/s/ KPMG LLP
Miami, Florida
September 7, 2007
Certified Public Accountants